Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust
Announces Common Stock Dividend for Fourth Quarter 2021

NEW YORK – October 1, 2021 - American Finance Trust, Inc. (Nasdaq: AFIN/ AFINP / AFINO) (“AFIN”) announced today that it intends to continue to pay dividends on its shares of Class A common stock at an annualized rate of $0.85 per share or $0.2125 per share on a quarterly basis. AFIN anticipates paying dividends authorized by its board of directors on its shares of Class A common stock on a quarterly basis in arrears on the 15th day of the first month following the end of each fiscal quarter (unless otherwise specified) to Class A common stock holders of record on the record date for such payment.

Accordingly, AFIN declared a dividend of $0.2125 per share of Class A common stock payable on October 15, 2021 to Class A common stock holders of record at the close of business on October 12, 2021.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those set forth in the Risk Factors section of AFIN’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021, AFIN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 6, 2021, AFIN’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 5, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063